Exhibit 10.02
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (“Agreement”) is entered into on this 13th day of April, 2007 to be effective as of March 31, 2007 (“Effective Date”), by and among Crescent Real Estate Equities Company (“CEI”), Crescent Real Estate Equities Limited Partnership (“CREELP”) and Crescent Real Estate Equities, Ltd. (“CREE, Ltd.”; together with CEI and CREELP and each of their respective subsidiary entities and other direct or indirect affiliates, the “Company” or “Employer Group”), and Kenneth S. Moczulski (“Executive”).
RECITALS
Executive is managing director and officer of CREE, Ltd., CEI, and other affiliates of the Company. Other than this Agreement, Executive and the Company are parties to the following, and only the following, agreements: Indemnification Agreement dated November 1, 2000, by Crescent Real Estate Equities Company, Crescent Real Estate Equities, Ltd., and Crescent Real Estate Equities Limited Partnership; Nonqualified Stock Option Agreement by Crescent Real Estate Equities Company dated November 1, 2000; Crescent Real Estate Equities Limited Partnership Unit Option Agreement dated February 19, 2002; Grant Agreement by Crescent Real Estate Equities Limited Partnership effective as of December 1, 2004; Grant Agreement by Crescent Real Estate Equities Limited Partnership effective as of May 15, 2005 (collectively the “Incentive Compensation Agreements”).
Executive’s employment with the Employer Group will end effective as of March 31, 2007 and, accordingly, based on the terms set forth in this Agreement, the Company and Executive agree that Executive’s status as an officer and employee of the Employer Group is terminated as of the Effective Date.
AGREEMENT TERMS
     Therefore, in consideration of the promises and mutual agreements set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged by all parties, the Company and Executive agree as follows:
1.	Termination of Employment. As of the Effective Date, Executive’s employment with the Company will end. Therefore, Executive agrees and acknowledges that, except for the vested rights to prior incentive compensation set forth on Schedule 1 hereto and except as provided otherwise by this Agreement, any rights he may have to any payments, benefits, or other perquisites of any kind from Employer Group whatsoever including, without limitation, compensation, unvested stock options, unvested partnership interests, salary, vacation and sick pay, club memberships and other “perquisites”, and travel and car allowances, are extinguished by this Agreement and Executive’s right to any claim or cause of action whatsoever against the Employer Group to reimbursement, payments, stock options, benefits, or other perquisites are released and forever waived under paragraph 5 of this Agreement. Attached hereto as Schedule 1 is a list of Executive’s vested compensation under the Incentive Compensation Agreements, and Employer Group represents its representative has reviewed Schedule 1 and the information in it is accurate and complete.
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2.	Severance Payment. Executive is entering into this Agreement in return for the consideration described in this paragraph 2, which the Employer Group will pay or furnish, as applicable, to Executive upon the terms and conditions set forth herein:
a.	the Employer Group agrees to pay Executive the amount of $456,725 (four hundred fifty-six thousand, seven hundred twenty-five dollars and no cents) (the “Payment”), in three installments as set forth below, less lawful withholdings; and

b.	Until the earlier of December 31, 2007 or a Change in Control (as defined below), Employer Group will allow Executive (i) to use a Mira Vista county club membership without obligation for club dues; (ii) to use, at Executive’s expense, two (2) of Employer Group’s Bass Hall Row D ticket purchase rights for Fort Worth Symphony concerts; and (iii) to use the Stanley Korshak executive discount to the same extent enjoyed by other Crescent executives; and

c.	The Employer Group will maintain for Executive (i) the corporate e-mail and voice mail service currently provided to Executive until June 30, 2007; and (ii) the cellular phone and Blackberry service currently provided to Executive until April 15, 2007 (for cellular phone) and until May 31, 2007 (for Blackberry), and thereafter, Executive will be allowed to retain the cellular phone and Blackberry equipment, although the Employer Group will not provide any services related to such equipment.
Employer Group will make the Payment referred to in Paragraph 2A in three (3) installments, with the first installment of One Hundred Fifty-six Thousand, Seven Hundred, Twenty-five dollars ($156,725.00) (less lawful withholdings) and the remaining installments of One Hundred Fifty Thousand Dollars ($150,000.00) each (less lawful withholdings), the first such installment being due on the later to occur of (a) April 15, 2007 or (b) the expiration of the revocation period described in paragraph 16 below; the second installment will be payable on May 31, 2007 and the third installment will be payable on June 30, 2007. Executive’s right to receive the Payment described above shall not be affected in the event that Executive becomes self-employed or obtains work as an employee or otherwise through an entity other than the Employer Group. For purposes of this paragraph 2, a “Change in Control” shall have occurred upon the earliest to occur of the following: (i) a Change in Control (as defined in the Grant Agreement by Crescent Real Estate Equities Limited Partnership with Executive effective as of December 1, 2004 (hereinafter, the “Unit Plan”); (ii) a “Company Capital Transaction” (as defined in the Unit Plan; or (iii) a “Partnership Capital Transaction” (as defined in the Unit Plan).

3.	COBRA Reimbursement; No Other Benefits. For the period beginning with the Effective Date and ending on August 31, 2008, Employer Group will pay the COBRA premiums required to continue the medical/vision and dental plan currently in effect for Executive together with his spouse and dependents. Executive recognizes and acknowledges that he will be imputed income by the Employer Group for such premiums and that Executive will be responsible for all taxes associated with such premiums. To be eligible for COBRA reimbursements hereunder, Executive shall first complete all COBRA enrollment forms and return them to the human resources of the Employer Group. In the event that Executive becomes covered under another employer- sponsored health benefit plan (which other plan does not have any exclusion or limitation with respect to any preexisting condition of Executive), the obligations of the Employer Group
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hereunder will cease as of the date that Executive is first covered under the other employer-sponsored health benefit plan. Executive agrees to promptly notify the Employer Group regarding such subsequent coverage. Executive acknowledges that he will not be eligible to participate in any other Company welfare or benefit plan as of the Effective Date.

4.	Continuation of Indemnification Obligations. This Agreement is not intended to reduce or restrict any right of Executive to receive indemnity from the Employer Group under any of the by-laws, incorporation articles, or similar organizational documents of Employer Group, or under any written indemnity agreement(s) which covered Executive during his employ with Employer Group, or to reduce or restrict any right of Executive to indemnity under the Company’s directors and officers insurance policies as they may exist or have existed from time to time. Notwithstanding any provision of this Agreement to the contrary, indemnification obligations, if any, under the Company’s directors and officers insurance policies, under the Employer Group’s organizational documents, and under any written indemnification agreement(s) which covered Executive during his employ with Employer Group shall remain in effect and be enforceable in accordance with their respective terms and conditions.

5.	Global Release of Claims. The “Employer Group Released Parties” are defined in this Agreement as the Employer Group and each of the Employer Group’s subsidiaries, predecessors, successors, parents, joint ventures, holding companies, subsidiaries, divisions, affiliates, assigns, partnerships, directors, trust managers, officers, employees, committees, and employee benefit committees. ,. Under this Agreement, Executive is excluded from the definition of “Employer Group Released Parties”. Executive, on behalf of himself, his heirs, executors, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges Employer Group and the Employer Group Released Parties, excluding Executive himself, from any and all claims, demands, actions, causes of action, costs, fees, attorneys’ fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may have against the Employer Group or any of the Employer Group Released Parties, from the beginning of time and up to and including the date of execution of this Agreement. This Agreement includes, without limitation, claims at law or equity or sounding in contract, express or implied or in tort, claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Texas Commission on Human Rights Act, any federal, state, local or municipal whistleblower protection or anti-retaliation statute or ordinance, or any other federal, state, local, or municipal laws of any jurisdiction), claims arising under the Employee Retirement Income Security Act, or any other statutory or common law claims related to Executive’s employment or separation from employment with the Employer Group. Excluded from this Release are any rights created by this Agreement, Executive’s rights to the vested benefits described in Schedule 1, Executive’s rights under the Employer Group’s 401K Plan, indemnity rights referred to in Paragraph 4 above, and rights to continuation benefits under COBRA and any similar Texas laws pertaining to continuation of health benefits. Provided further, that the Employer Group hereby releases Executive of any and all claims, whether known
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or unknown.

6.	No Admission of Liability/Confidentiality of Agreement. Executive understands and agrees that this Agreement shall not in any way be construed as an admission by Employer Group or the Employer Group Released Parties of any unlawful or wrongful acts whatsoever against Executive or any other person, and Employer Group and the Employer Group Released Parties specifically disclaim any liability to or wrongful acts against Executive or any other person. Executive agrees to keep this Agreement, its terms, and the amount of the Payment in this Agreement completely confidential unless and only to the extent of any public disclosure by the Employer Group of its terms; however, Executive may disclose the terms of this Agreement and the amount of the Payment to his spouse, attorneys, financial advisors, or as otherwise required by law. Accordingly, nothing in this Agreement is intended to preclude Executive or Employer Group from disclosing information in response to a subpoena issued by a court of law or upon the request of a government agency having jurisdiction or power to compel the disclosure. Executive, however, agrees, as required by paragraph 11 below, to provide Employer Group prompt written notice before responding to any such subpoena. Further, Executive acknowledges and agrees that nothing in this Agreement prevents the Employer Group from disclosing the terms of this Agreement and filing a copy of this Agreement (i) in response to a subpoena issued by a court of law or a government agency having jurisdiction or power to compel the disclosure, (ii) in response to a request by a governmental law enforcement agency or federal or state agency having jurisdiction over the acts or activities of Employer Group or any of the Employer Group Released Parties, or (iii) as required by the applicable federal or state law, including, without limitation, the provisions, rules or regulations of the Securities and Exchange Act of 1934, as amended.

7.	No Re-employment. Executive agrees that he relinquishes any right to reemployment with the Employer Group after the Effective Date. He further agrees that he will not seek, apply for, accept, or otherwise pursue employment with the Employer Group. Executive acknowledges that if he re-applies for or seeks employment with the Employer Group, the Employer Group refusal to hire him based on this provision will provide a complete defense to any claims arising from his attempt to apply for employment.

8.	Non-Disparagement. Executive agree not to, directly or indirectly, disclose, communicate, or publish any disparaging, negative, harmful, or disapproving information, written communications, oral communications, electronic or magnetic communications, writings, oral or written statements, comments, opinions, facts, or remarks, of any kind or nature whatsoever (collectively, “Disparaging Information”), concerning or related the Employer Group or Employer Group Released Parties. . Executive understands and acknowledges that this non-disparagement clause prevents him from disclosing, communicating, or publishing, directly or indirectly, any Disparaging Information concerning or related to the Employer Group or Employer Group Released Parties including, without limitation, information regarding the Employer Group or Employer Group Released Parties’ businesses, customers or clients, proprietary or technical information, documents, operations, inventions, trade secrets, product ideas, technical information, know-how, processes, plans (including, without limitation, marketing plans and strategies), specifications, designs, methods of operation, techniques, technology, formulas, software, improvements, internal or external audits, internal controls, or any financial, marketing or accounting information of any nature whatsoever. Further, Executive acknowledges that in executing this Agreement, he has knowingly, voluntarily, and intelligently waived any free
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speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Texas Constitution or any other state constitution which may be deemed to apply) rights to disclose, communicate, or publish Disparaging Information concerning or related to the Employer Group or Employer Group Released Parties. Executive also understands and agrees that he has had a reasonable period of time to consider this non-disparagement clause, to review the non-disparagement clause with his attorney, and to consent to this clause and its terms knowingly and voluntarily. Executive further acknowledges that this non-disparagement clause is a material term of this Agreement. If Executive breaches this paragraph 8, Employer Group will not be limited to a damages remedy, but may seek all other equitable and legal relief including, without limitation, a temporary restraining order, temporary injunctive relief, a permanent injunction, together with its attorneys’ fees and costs, against him and any other persons, individuals, corporations, businesses, groups, partnerships or other entities acting by, through, under, or in concert with him. Nothing in this Agreement shall, however, be deemed to prevent Executive from testifying fully and truthfully in response to a subpoena from any court or from responding to investigative inquiries from any governmental agency. Employer Group agrees that the CEO, the COO, the CFO, and the managing directors of any of the Employer Group entities will refrain from disparaging Executive; provided, however, that nothing in this Agreement shall be deemed to prevent any person from testifying fully and truthfully in response to a subpoena from any court or from responding to investigative inquiries from any governmental agency

9.	[Intentionally Blank].

10.	Non-Recruitment. Executive also agrees that during the 12 month period after the Effective Date of this Agreement, he will not, directly or indirectly, solicit, induce, recruit, encourage to leave their employment or contractor relationship with the Employer Group, or otherwise encourage to cease their employment or contractor relationship with the Employer Group, or otherwise contract for services with, any current employee of the Employer Group. Provided, however, any restrictions on Executive under this Paragraph 10 do not apply to Cliff Rudolph, Jacob Walter, or any employee or contractor whose employment terminated with Employer Group before the Effective Date, or who is involuntarily discharged by Employer Group following the Effective Date.

11.	Cooperation. After his separation from employment from the Employer Group, Executive agrees to cooperate fully with Employer Group in connection with the defense or prosecution of any claims, causes of action, investigations, hearings, proceedings, arbitrations or other tribunals now in existence or which may be brought in the future against or on behalf of the Employer Group or the Employer Group Released Parties that relate to events or occurrences that transpired while he was employed with Employer Group. Executive’s full cooperation in connection with this paragraph 11 shall include, without limitation, making himself available to meet with counsel to prepare for discovery or trial, to act as a witness on behalf of Employer Group or the Employer Group Released Parties at convenient times, and to provide true and accurate testimony regarding any such matters. If Executive is subpoenaed or contacted to cooperate in any manner by a nongovernmental party concerning any matter related to Employer Group or the Employer Group Released Parties, he shall immediately notify Employer Group, through the notice procedures identified in paragraph 17(a) of this Agreement, before responding or cooperating. In the event Executive incurs out of pocket expenses associated with his performance under this Paragraph 11,
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including but not limited to travel expense, meals, room/hotel expense, parking, or car rental, Employer Group will pay such expenses except where prohibited by law.

12.	Confidentiality of Company Information. Executive agrees to continue to abide by Employer Group’s confidentiality policies. Executive acknowledges that, during his Employer Group employment, Employer Group provided him with information and materials that are considered Confidential Information, as defined below. Executive agrees that he will not at any time disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Confidential Information, except as Employer Group directs and authorizes. Executive agrees that he shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information and agrees to immediately notify Employer Group in the event of any unauthorized use or disclosure of the Confidential Information. Confidential Information includes, without limitation, all of Employer Group’s technical and business information, which is of a confidential, trade secret or proprietary character; lists of customers; identity of customers; identity of prospective customers; contract terms; bidding information and strategies; pricing methods or information; photographs; internal policies, procedures, communications and reports; computer software; computer software methods and documentation; graphic designs; hardware; Employer Group or Employer Group Released Parties methods of operation; the procedures, forms and techniques used in servicing accounts; and other information or documents that Employer Group requires to be maintained in confidence for Employer Group’s continued business success. Confidential Information does not include any information that is disclosed to the public or, upon reasonable investigation, is readily ascertainable in the public domain, or of which Executive was aware before his employment with Employer Group.

13.	Agreement to Return Company Property/Documents. Executive understands and agrees that his last day of active work as an officer and employee of Employer Group shall be the Effective Date. Accordingly, Executive agrees that (i) he did not and will not remove, alter, destroy, or delete any files, documents, electronically stored information, or other materials whether or not embodying or recording any Confidential Information, including copies, without obtaining in advance the written consent of an authorized Employer Group representative; and (ii) he will promptly return to Employer Group all Confidential Information in what ever form maintained that has been in his possession or control regarding Employer Group or any of the Employer Group Released Parties, provided, however, that Executive may retain copies of the various agreements Executive negotiated with Ritz-Carlton and copies of the various files and work papers pertaining to dispositions, joint ventures, development properties, and acquisitions on which Executive worked during his employ with Employer Group. Executive shall make all such files available to the Employer Group for review upon ten (10) days prior written notice. Notwithstanding the foregoing, Executive understands and agrees that the provisions of paragraph 12 shall continue to be applicable to such retained copies. Except as expressly set forth in this Agreement, Executive further agrees that upon or before the execution of this Agreement, he will return to Employer Group all Employer Group or Employer Group Released Parties property, including, without limitation, keys, equipment, computer(s) and computer equipment, devices, Employer Group credit cards, data, lists, information, correspondence, notes, memos, reports, or other writings prepared by Employer Group or himself on behalf of Employer Group or any Employer Group Released Parties.
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14.	Knowing and Voluntary Agreement. Executive understands it is his choice whether or not to enter into this Agreement and that his decision to do so is voluntary and is made knowingly. Executive acknowledges that he has been advised by Employer Group to seek legal counsel to review this Agreement.

15.	Time to Consider Agreement. Executive acknowledges that he has been advised in writing by the Company that he should consult an attorney before executing this Agreement, and he further acknowledges that he has been given a period of forty-five (45) calendar days within which to review and consider the provisions of this Agreement. Executive understands that if he does not sign this Agreement before the forty-five (45) calendar day period expires, this Agreement offer will be withdrawn automatically.

16.	Revocation Period. Executive understands and acknowledges that he has seven (7) calendar days following the execution of this Agreement to revoke his acceptance of this Agreement. This Agreement will not become effective or enforceable, and the Payment in paragraph 2 above will not become payable, until after this revocation period has expired without Executive’s revocation. If Executive does not revoke this Agreement within the revocation period, then this Agreement will become effective and enforceable and the Company will comply with its obligations contained in paragraph 2.

17.	Miscellaneous Provisions and Enforcement.
a.	Notices. Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered; when personally delivered, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Central Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):
If to Executive:

Kenneth S. Moczulski 1120 Pebble Creek Fort Worth, Texas 76107

If to the Company:

David M. Dean Managing Director, Law Crescent Real Estate Equities, Ltd. 777 Main Street, Suite 2100 Fort Worth, TX 76102-5323
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b.	Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF. THE EXCLUSIVE VENUE FOR ALL SUITS AND PROCEEDINGS ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE IN A COURT OF COMPETENT JURISDICTION IN FORT WORTH, TEXAS.

c.	Limitations on Assignment. Except as provided in this Agreement, Executive may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of Employer Group. Any attempted assignment by Executive in violation of this paragraph 17(c) shall be void. Except as provided in this Agreement, nothing in this Agreement entitles any person, other than the parties to the Agreement, to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment.

d.	Waiver. A party’s waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.

e.	Severability. If any provision or provisions of this Agreement are held to be invalid, illegal, or unenforceable for any reason whatsoever, (i) the validity, legality, and unenforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any Agreement paragraphs containing any provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable), will not in any way be affected or impaired thereby, and (ii) the provision or provisions held to be invalid, illegal, or unenforceable will be limited or modified in its or their application to the minimum extent necessary to avoid the invalidity, illegality, or unenforceability, and, as so limited or modified, the provision or provisions and the balance of this Agreement will be enforceable in accordance with their terms.

f.	Headings. The Agreement headings are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

g.	Counterparts. This Agreement and amendments to it will be in writing and may be executed in counterparts. Each counterpart will be deemed an original, but both counterparts together will constitute one and the same instrument.

h.	Injunctive Relief. Executive and the Company acknowledge and agree that the covenants, obligations and agreements contained in this Agreement concern special, unique and extraordinary matters and that a violation of any of the terms of these covenants, obligations or agreements will cause irreparable injury for which adequate remedies at law are not available. These injunctive remedies are cumulative and in, addition to any other rights and remedies the parties may have. Employer Group and Executive irrevocably submit to the exclusive jurisdiction of the state courts and federal courts in the city of Employer Group’s headquarters (Fort Worth, Texas) regarding the injunctive remedies set forth in this paragraph and the interpretation and enforcement of this subparagraph (h) solely insofar as the interpretation and enforcement relate to an
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application for injunctive relief in accordance with the provisions of this Agreement. Further, the parties irrevocably agree that (i) the sole and exclusive appropriate venue for any suit or proceeding relating to injunctive relief shall be in the courts listed in this subparagraph (h), (ii) all claims with respect to any application for injunctive relief shall be heard and determined exclusively in these courts, (iii) these courts will have exclusive jurisdiction over the parties to this Agreement and over the subject matter of any dispute relating to application for injunctive relief, and (iv) each party waives all objections and defenses based on service of process, forum, venue, or personal or subject matter jurisdiction, as these defenses may relate to an application for injunctive relief in a suit or proceeding under the provisions of this subparagraph (h).

i.	Entire Agreement, Amendment, Binding Effect. This Agreement constitutes the entire agreement between the parties concerning the subject matter in this Agreement. No oral statements or other prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Executive acknowledges and represents that in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by Employer Group or any Employer Group Released Parties, except as expressly contained in this Agreement. Any amendment to this Agreement must be signed by all parties to this Agreement. This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any). This Agreement supersedes (a) any prior agreements between Executive and Employer Group concerning the subject matter of this Agreement and (b) all other agreements between Executive and Employer Group, but not agreements by Employer Group to provide vested benefits as referred to in Schedule 1 attached and not agreements pertaining to indemnity referred to in Paragraph 4 above.
PLEASE READ CAREFULLY — THIS DOCUMENT
INCLUDES A RELEASE OF CLAIMS.
As evidenced by my signature below, I certify that I have read the above Agreement and agree to its terms.
Executive

/s/ Kenneth S. Moczulski Kenneth S. Moczulski
Date Executed: April 13th, 2007
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Employer Group

Crescent Real Estate Equities Company

By:	/s/ David M. Dean
Title:	Managing Director

Crescent Real Estate Equities Limited Partnership

By:	Crescent Real Estate Equities, Ltd., its General Partner

By:	/s/ David M. Dean

Title:	Managing Director

Crescent Real Estate Equities, Ltd.

By:	/s/ David M. Dean

Title:	Managing Director
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SCHEDULE 1
to Separation Agreement and Release
Indemnification Agreement dated November 1, 2000, by Crescent Real Estate Equities Company, Crescent Real Estate Equities, Ltd., and Crescent Real Estate Equities Limited Partnership.
Nonqualified Stock Option Agreement by Crescent Real Estate Equities Company dated November 1, 2000 of which 350,000 options were granted under the Second Amended and Restated 1995 Crescent Real Estate Equities Company Stock Incentive Plan having an exercise/strike price of $20.125 and expiration date of October 31, 2010. Of the 350,000 options granted, 168,000 were forfeited on December 1, 2004, leaving 182,000 remaining and fully exercisable.
Crescent Real Estate Equities Limited Partnership Unit Option Agreement dated February 19, 2002 of which 350,000 unit options (share equivalent) were granted under a free-standing agreement having an exercise/strike price of $17.51 and an expiration date of February 18, 2012. Of the 350,000 options granted, 350,000 are remaining and fully exercisable.
Grant Agreement by Crescent Real Estate Equities Limited Partnership effective as of December 1, 2004 of which 170,000 restricted units (share equivalent) were granted under the 2004 Crescent Real Estate Equities Limited Partnership Long-Term Incentive Plan (“2004 Plan”). Of the 170,000 restricted units granted, 80,000 have been exercised leaving 90,000 remaining (22,000 vested and 68,000 forfeited as of March 31, 2007). The 22,000 vested units may be exercised by Executive in accordance with the provisions of the 2004 Plan.
Grant Agreement by Crescent Real Estate Equities Limited Partnership effective as of May 15, 2005 of which 100,000 restricted units (share equivalent) were granted under the 2005 Crescent Real Estate Equities Limited Partnership Long-Term Incentive Plan (“2005 Plan”). Of the 100,000 restricted units granted, 20,000 are vested and 80,000 are forfeited as of March 31, 2007. The 20,000 vested units may be exercised by Executive in accordance with the provisions of the 2005 Plan.
Executive’s vested rights under the Company’s 401K Plan
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